EdR ANNOUNCES THIRD QUARTER 2017 RESULTS
Reduces Midpoint of 2017 Earnings Per Share Guidance by 5.3% to $0.53 and
Core FFO Per Share Guidance by 2.6% to $1.90

MEMPHIS, TN, October 30, 2017 - EdR (NYSE:EDR), one of the nation’s largest developers, owners and managers of high-quality collegiate housing communities, today announced results for the quarter ended September 30, 2017.

Company Highlights

•
Net loss attributable to common stockholders for the third quarter was $0.2 million, or $0.01 per diluted share, as compared to a net loss of $3.5 million, or $0.05 per diluted share in the third quarter of 2016.

•
Core funds from operations (“Core FFO”) for the third quarter increased 11.7% to $21.7 million and Core FFO per share/unit improved $0.03, or 11.5%, to $0.29. Year to date, Core FFO per share/unit is up 12.0% over the prior year.

•	Operating income for the third quarter increased $2.6 million to $3.9 million on a 13.8% increase in revenue and a 10.0% increase in operating expenses.

•
Same-community net operating income ("NOI") was up 2.0% for the third quarter, with a 2.6% increase in revenue partially offset by a 3.1% increase in operating expenses as a result of a 12.6% increase in real estate taxes.

•	The same community portfolio of 30,387 beds opened the 2017-2018 lease term 95.2% occupied with rate growth of 3.0%.

•	Delivered $286 million of owned developments on-time and approximately $4 million under budget in August.

•
The Board of Trustees of the Mississippi State Institutions of Higher Learning approved the predevelopment agreement related to the recently announced College View ONE Plan development at Mississippi State University.

•
Delivered three third-party developments, totaling $98 million, on time. Two of the developments were completed under budget, and as a result, in the third quarter the Company earned incentive third party development fees in the aggregate amount of $0.9 million recorded as third-party development consulting services revenue. The third development, while completed on time, has experienced construction cost overruns relating to unforeseen ground conditions and other issues for which the Company recognized $2.5 million of development and management services expense relating to the estimated cost overruns in the third quarter. The Company's third-party development contracts are structured to mitigate and transfer the risks associated with construction activities and the Company is working diligently to reduce and/or recover these costs; however, there can be no assurance that it will ultimately be able to mitigate this loss and any future recoveries will be recognized when realized.

•
Received $110.0 million in net proceeds from the settlement of 2.6 million shares from the ATM forward at a net price per share of $43.06. The net proceeds were used to reduce the balance outstanding on the revolving credit facility, keeping debt to gross assets at 25% at the end of the quarter.

•	Moody's upgraded EdR's senior unsecured debt and shelf ratings from Baa3 to Baa2; outlook stable.

•
Updated financial guidance for full year 2017. Net income attributable to common shareholders per diluted share is being decreased from a range of $0.51 to $0.61 to a new range of $0.51 to $0.55. Original Core FFO per share guidance of $1.90 to $2.00 has been adjusted to $1.88 to $1.92, a $0.05 per share or 2.6% reduction at the midpoint. Full year same-community revenue, expense and NOI growth guidance is being updated to 1.8%, 3.8% and 0.5%, respectively, at the midpoint. See Earnings Guidance and Outlook for additional details.

•
Began marketing a seven-community portfolio for sale, comprising a total of 4,313 beds. The portfolio includes two communities at the University of Tennessee, two communities at the University of West Georgia, and one community each at the University of Florida, Oklahoma State University and Southern Illinois University. On average, these assets are 15 years old and 0.7 miles from campus.

Net Loss Attributable to Common Stockholders

Net loss attributable to common stockholders for the third quarter was $0.2 million, or $0.01 per diluted share, as compared to $3.5 million, or $0.05 per diluted share, for the third quarter of 2016. The $3.4 million improvement in net loss attributable to common stockholders relates primarily to the following:

•	a $4.6 million increase in total community NOI,

•	a $0.4 million increase in third-party development fees,

•	a $0.6 million increase in other operating income, partially offset by

•	a $2.5 million increase in development and management services expense.

Core Funds From Operations

Core FFO for the third quarter was $21.7 million compared to $19.4 million in the prior year, and Core FFO per share/unit for the third quarter increased $0.03, or 11.5%, to $0.29. The $2.3 million increase in Core FFO relates primarily to the following:

•	a $4.6 million increase in total community NOI and

•	a $0.4 million increase in third-party development fees, partially offset by

•	a $2.5 million increase in development and management services expense.

A reconciliation of GAAP net income attributable to common stockholders to funds from operations (“FFO”) and Core FFO is included with the financial tables accompanying this release.

Operating Income

Operating income for the third quarter was $3.9 million as compared to $1.2 million for the third quarter of 2016. The $2.6 million increase relates primarily to the following:

•	a $4.6 million increase in total community NOI,

•	a $0.4 million increase in third-party development fees, and

•	a $0.6 million increase in other operating income, partially offset by

•	a $2.5 million increase in development and management services expense.

Same-Community Results

Same community NOI for the third quarter of $25.9 million is up 2.0% compared to the third quarter in 2016 on revenue growth of 2.6% partially offset by a 3.1% increase in operating expenses. The growth in revenue for the quarter was comprised of a 2.9% increase in rental rates and a 0.3% increase in other income, offset by a 0.6% decline in occupancy. The same-community operating expense growth of 3.1% was mainly due to a 12.6%, or $0.6 million, increase in real estate taxes for the quarter, which includes the previously disclosed expiration of a tax PILOT in 2017 at one community. Direct operating expenses for the third quarter increased 1.3% over the prior year.

2017-2018 Final Leasing

The same-community portfolio of 30,387 beds opened the 2017-2018 lease term 95.2% occupied with rate growth of 3.0% and rental revenue growth of 1.8%. The opening occupancy for the 2017-2018 lease term was 120 basis points (365 beds) behind prior year and the midpoint of prior guidance.

The majority of the 120 basis point shortfall to prior year occupancy relates to the previously disclosed reduction in occupancy at the University of Kentucky same community portfolio from 99% to 95% this fall.

The fall revenue guidance included in our second quarter earnings release anticipated that final leasing for the remainder of the same-community portfolio would offset the 120 basis point shortfall noted above at the University of Kentucky. However, the Company failed to maintain leasing velocity due to above average supply in the University of Mississippi and Texas Tech University markets and the university shifting focus on the opposite side of campus from one of our communities at Syracuse University.

"As confirmed by industry reports, the student housing leasing environment in the last month of the leasing cycle was more difficult than prior years”, said Christine Richards, EdR’s executive vice president and chief operating officer. “However, we were able to maintain our targeted same community rate growth of 3% and we saw our pricing power continue to improve with 69% of our communities achieving rate growth greater than 3%, compared to 58% last year and 48% two years ago.”

EdR's 5,144 bed new-community portfolio opened the 2017-2018 lease term 89.2% occupied. Our community at Michigan State University significantly underperformed our underwriting, opening at 64% occupied. The pedestrian to campus location of this community and enrollment in excess of 50,000 students at Michigan State, the Company expects leasing results consistent with initial underwriting for year 2. The remaining 4,320 new beds (84% of the new-community portfolio) opened at 94.1% occupancy.

The Company provides additional leasing information in its quarterly earnings supplement located at http://www.snl.com/irweblinkx/yearlypresentations.aspx?iid=4095382.

Market Supply and Demand

Student housing supply growth is expected to tighten in 2018 with new supply as a percentage of enrollment in EdR's markets declining from 2.1% in 2017 to 1.8% in 2018. The anticipated growth in new supply is expected to outpace projected enrollment growth in 2018 by approximately 40 bps, as noted in the following table:

EdR Markets:	2013	2014	2015	2016	2017 Est (1)	2018 Est (2)
New supply as % of enrollment	2.2%	2.2%	2.0%	1.8%	2.1%	1.8%
Enrollment growth	1.3%	1.4%	1.5%	1.5%	1.4%	1.4%
	0.9%	0.8%	0.5%	0.3%	0.7%	0.4%

Same-community:
Occupancy increase (decrease)	3.0%	2.0%	0.4%	(1.1)%	(1.2)%
Rate increase	2.0%	2.0%	3.4%	3.4%	3.0%
Total leasing revenue growth	5.0%	4.0%	3.8%	2.3%	1.8%

(1) Data includes the existing portfolio plus 2017 developments. The estimated enrollment growth is based on the 3-year enrollment CAGR through 2016 for the included communities.
(2) Data includes the existing portfolio plus 2018 developments. The estimated enrollment growth is based on the 3-year enrollment CAGR through 2016 for the included communities.

The Company provides additional enrollment and supply information by market in its quarterly earnings supplement located at http://www.snl.com/irweblinkx/yearlypresentations.aspx?iid=4095382.

Development Activity

EdR successfully delivered 2017 owned developments (total development cost of $286 million, 3,318 beds) at Boise State University, Michigan State University, Northern Michigan University - Phase I, Texas State University and the University of Kentucky on-time and approximately $4 million under budget.

In total, our active 2018 and 2019 owned development pipeline, which represents a 32% growth in collegiate housing assets over December 31, 2016, includes ten communities with 6,380 beds for a total development cost of $783.4 million. Our developments at Arizona State University, Colorado State University, Cornell University, Florida State University, Iowa State University, Northern Michigan University, the University of Hawai’i, the University of Minnesota, and the University of Pittsburgh continue to proceed as planned and are on pace for their respective targeted deliveries.

The Company previously announced that its development at Oklahoma State, originally targeting a fall 2017 delivery, is delayed. The Company is currently working on plans to finish the project with its joint venture partner, who is the developer at risk, and the bonding company of the general contractor. At this time, the Company cannot be assured that the project will be completed in time for the 2018-2019 leasing season, and thus have listed the completion date as “TBD” on the Owned Development Summary in the quarterly earnings supplement.

So far in 2017, EdR has been awarded five active on campus awards as follows:

•	Lehigh University — ONE Plan,

•	Mississippi State University — possible ONE Plan,

•	Cornell University - East Hill Village — ONE Plan,

•	University of South Florida — St. Petersburg - third-party development, and

•	University of South Carolina — third-party development.

As previously disclosed, the University of South Carolina awarded the company the right to negotiate on a proposed 3,750 bed third-party on-campus student housing complex that is planned to be delivered in multiple phases from 2020 through 2024. EdR would receive fees for providing third-party development and construction oversight services and asset management fees once the project is open. The project was approved by the University of South Carolina Board of Trustees in August 2017. The development is pending further state approvals.

The Board of Trustees of Mississippi State Institutions of Higher Learning approved the predevelopment agreement related to the recently announced College View university housing development at Mississippi State University. The new university housing is anticipated to include 650 beds for a targeted delivery in the fall of 2019. The project has the potential for an additional 950 beds in subsequent phases. This project has the possibility of being a ONE Plan development, and if not, it will be a third-party development project.

"I am pleased with the movement we are seeing in the on-campus market," stated Tom Trubiana, EdR's president. "The pursuit of these developments is very involved and time consuming and we are excited to see our hard work paying off. I commend our team on the strong reputation they have built for EdR and the successes they continue to achieve.”

As noted in the Company Highlights section, the Company delivered three third-party developments, totaling $98 million on time. Two of the developments were completed under budget, and as a result, the Company earned incentive third party development fees in the aggregate amount of $0.9 million recorded as third-party development consulting services revenue in the third quarter. The third development, while completed on time, has experienced construction cost overruns relating to unforeseen ground conditions and other issues for which the Company recognized $2.5 million of development and management services expense in the third quarter relating to the estimated cost overruns. “I am proud of the effort our team and the general contractor put forth to overcome unforeseen ground conditions and other issues to successfully deliver the project on-time for student move-in,” stated Trubiana. “Our third-party development contracts are structured to mitigate and transfer the risks associated with construction cost overruns, and we are working diligently to recover these costs; however, there can be no assurance that we will ultimately be able to mitigate this loss and any future recoveries will be recognized when the issues are settled. We take the commitments we make to our university partners seriously and have a history of successfully managing projects through all sorts of circumstances and issues.”

Our previously announced third-party development project at Thomas More College, 600 beds for delivery in 2019, has been discontinued as the Board of Trustees of Thomas More College did not approve the transaction.

Dispositions

In October, the Company began marketing a 7-property portfolio for sale comprising a total of 4,313 beds. The properties include two communities at the University of Tennessee, two communities at the University of West Georgia, and one community each at Southern Illinois University, the University of Florida and Oklahoma State University. “We routinely dispose of properties as part of our capital recycling process,” stated Trubiana. “Although there can be no assurance that we will transact on any or all of these communities, we believe that the portfolio will attract numerous buyers and, if we reach satisfactory terms, we could close some or all during the first quarter of 2018.”

Capital Structure

At September 30, 2017, the Company had cash and cash equivalents totaling $47.5 million and availability on its unsecured revolving credit facility of $306.0 million. The Company's debt to gross assets was 24.7%, its net debt to EBITDA - adjusted was 3.0x, and its interest coverage ratio was 11.2x.

The Company received $110.0 million in net proceeds from the settlement of 2.6 million shares from the at-the-market (“ATM”) forward at a net price per share of $43.06. The net proceeds were used to reduce the balance outstanding on our revolving line of credit, and resulted in decreasing debt to gross assets to 25% at the end of the quarter. The Company currently has 4.8 million forward-settling shares it has sold under its ATM forward sales program that have not yet been settled. The shares were sold at a weighted average net price of $41.56, representing approximately $192 million in future funding for its capital commitments and can be settled at the Company's option through December 2018. The Company currently anticipates settling approximately $93 million in December 2017 and the remaining $99 million during 2018. No sales have been made under the ATM since the end of the first quarter of 2017.

The Company's short interest of approximately 9% is elevated due to the outstanding forward sales under its ATM program and is not indicative of market sentiment towards EdR stock. The 4.8 million outstanding forward settling ATM shares represent approximately 70% of the short interest.

The Company closed the previously disclosed private-placement of senior unsecured notes totaling $150 million with New York Life Insurance Company and certain of its affiliates. The private placement includes $75 million of notes with a 12-year term bearing interest at a fixed rate of 4.22% and $75 million of notes with a 15-year term bearing interest at a fixed rate of 4.30%. Proceeds from the new senior unsecured notes were used to reduce the balance outstanding on the Company’s revolving line of credit.

The Company's capital commitments at September 30, 2017, relating to announced acquisitions and its active developments, totaled $760 million, with $511 million remaining to be funded ($149 million in 2017 and $362 million in 2018 and 2019). The Company expects to meet these capital commitments with existing cash, debt capacity and settling its existing $192 million of ATM forward shares that have already been sold but not yet settled. If the Company were to fund 100% of its development commitments at September 30, 2017 with cash on hand, settlement of the forward equity sales and existing debt capacity, its debt to gross assets would be 29%, which is within management’s targeted leverage range of 25% to 30%. Please see the Company's quarterly earnings supplement for a schedule of sources and uses of capital for all announced transactions as well as proforma debt to gross asset ratios including the impact of funding these commitments.

Moody's Investor Services ("Moody's") upgraded EdR’s senior unsecured debt and shelf ratings from Baa3 to Baa2; outlook stable. EdR's preferred equity shelf rating was also upgraded from Ba1 to Baa3; outlook stable. In its Ratings Action dated August 31, 2017, Moody's states that "The upgrade reflects EdR's position as one of the leading student housing REITs in the U.S. and its strong credit profile, which is supported by a low-levered balance sheet, good-quality portfolio, large unencumbered asset pool, as well as ample liquidity to fund its growth strategy and meet its near-term debt commitments.”

Earnings Guidance and Outlook

Based on the Company's current estimates, management is updating previously provided financial guidance for 2017.

Net income attributable to common shareholders per diluted share is being reduced from a range of $0.51 to $0.61 to a new range of $0.51 to $0.55. See page 18 of this press release for a reconciliation of net income attributable to EdR and per share amounts, to FFO and Core FFO, including per share amounts, for the low and high end of our updated guidance range.

Core FFO per share/unit for the full year 2017 in being reduced from a range of $1.90 to $2.00 to a new range of $1.88 to $1.92 as follows (amounts in millions):

	Original Guidance			Updated Guidance			Change at Midpoint
	Low	High	Midpoint	Low	High	Midpoint	$	%

Core FFO	$146.0	$153.5	$149.8	$139.8	$142.8	$141.3	$(8.5)	(5.7)%

Weighted average shares	76.8	76.8	76.8	74.5	74.5	74.5	(2.3)	(3.0)%

Core FFO per share	$1.90	$2.00	$1.95	$1.88	$1.92	$1.90	$(0.05)	(2.6)%

Same-community full year growth rates are updated as follows:

	Original Guidance			Updated Guidance			Change at Midpoint
	Low	High	Midpoint	Low	High	Midpoint	$(1)%
Same Communities:
Revenue	2.5%	3.5%	3.0%	1.6%	1.9%	1.8%	$(5.9)	(1.2)%
Operating Expenses	3.0%	4.0%	3.5%	3.5%	4.1%	3.8%	$(1.8)	0.3%
NOI	2.0%	3.0%	2.5%	0.2%	0.7%	0.5%	$(4.1)	(2.0)%
1) The reduction from original same-community revenue, operating expense and NOI guidance includes $2.6 million, $2.0 million and $0.6 million, respectively, for the removal of The Reserve on Stinson, which was sold in June of 2017.

See below for a reconciliation of Core FFO at the midpoint of previous guidance to the midpoint of updated guidance (amounts in millions):

			Dollars		Shares		Per Share
Midpoint of Core FFO per original guidance			$149.8		76.8		$1.95

Same community Net Operating Income ("NOI") items:
January to July	$(0.3)
August to December	(3.2)
Sale of University of Oklahoma community	(0.6)
			(4.1)	A

New community NOI items:
2016 Acquisitions / Developments	$(2.7)	B
Removal of 2017 TBD Acquisitions	(1.0)	C
2017 Developments - Oklahoma State University	(1.4)	D
2017 Developments	(1.2)	E
			(6.3)

Other Community NOI			1.3	F

Third-Party Development Fees			1.1	G

General and Administrative Expense			(1.8)	H

All other, net			1.3	I

Lower Share Count Guidance					(2.3)	J

Midpoint of Core FFO revised guidance			$141.3		74.5		$1.90

A.
The 2.8% reduction in same-community NOI is primarily due to the previously disclosed reduction in 2017/2018 lease term revenue growth from 4% (midpoint of original guidance) to 1.8% (midpoint of updated guidance) as a result of lower than expected opening occupancies for the communities at Texas Tech University, Syracuse University, the University of Mississippi and the University of Kentucky, and the sale of our University of Oklahoma community that was not in original guidance.

B.
The reduction in guidance for new community NOI from 2016 Acquisitions/Developments is primarily attributed to our University of Wisconsin community, including a $0.6 million (5%) shortfall in 2017/2018 lease term revenue and $1.9 million increase in expenses, primarily real estate taxes. Real estate tax expense has been recorded at the assessed amount, but the assessment is being appealed.

C.	Reduction in new community NOI from 2017 Acquisitions is the result of the reduction in 2017 acquisitions from $100 million at midpoint, to $28 million actual.

D.	Postponement of the delivery of the off-campus development at Oklahoma State University.

E.
The reduction in guidance for new community NOI from 2017 Developments other than Oklahoma State University is primarily due to the new delivery at Michigan State University, which opened the 2017/2018 lease term 64% occupied.

F.
Increase in other community NOI at University Towers, the off-campus freshman style dorm serving North Carolina State University, as a result of achieving 2017/2018 opening occupancy of almost 100% compared to original guidance of 50%.

G.	Third-party development fees in excess of guidance, primarily related to incentive development fees earned from completing two third-party developments under budget.

H.	Primarily the $2.5 million accrual of expenses related to third-party development construction cost overruns. Any future recoveries will be recognized when realized.

I.	The net impact of all other non-community related items; primarily non-controlling interests and income taxes.

J.
The estimated weighted average shares outstanding during 2017 has been revised downward by 2.3 million shares to 74.5 million, and the estimated total shares outstanding at December 31, 2017 has been revised downward by 6 million shares to 78.8 million. The reduction in weighted average shares outstanding and total shares outstanding is directly attributable to changes in the total amount of capital required in 2017 to maintain our goal of debt to gross assets of 25% at the end of each quarter. This reduction is primarily as a result of the $72 million reduction in estimated 2017 acquisitions, the unbudgeted sale of our University of Oklahoma community which generated $18 million in proceeds and the timing of development spending.

See our third quarter earnings supplemental pages 26 to 31 for a detailed comparison of individual guidance items provided on January 25, 2017 to our updated guidance.

Webcast and Conference Call

EdR will host a conference call for investors and other interested parties beginning at 10:00 a.m. Eastern Time on Monday, October 30, 2017.  The call will be hosted by Randy Churchey, EdR's chairman and chief executive officer.

The conference call will be accessible by telephone and the Internet.  To access the call, participants in the U.S. may dial (877) 705-6003, and participants outside the U.S. may dial (201) 493-6725.  Participants may also access the call via live webcast by visiting the Company's investor relations Web site at www.EdRTrust.com.

The replay of the call will be available at approximately 1:00 p.m. Eastern Time on Monday, October 30, 2017 through 11:59 p.m. Eastern Time on Monday, November 13, 2017.  To access the replay, the domestic dial-in number is (844) 512-2921, the international dial-in number is (412) 317-6671, and the passcode is 13671313.  The archive of the webcast will be available on the Company's Web site for a limited time.

About EdR

EdR (NYSE:EDR) is one of America's largest owners, developers and managers of collegiate housing. EdR is a self-administered and self-managed real estate investment trust that owns or manages 87 communities with more than 46,200 beds serving 54 universities in 26 states. EdR is a member of the Russell 2000 Index, the S&P MidCap 400 and the Morgan Stanley REIT indices. For details, please visit the Company's Web site at www.EdRtrust.com.

Contact:

J. Drew Koester
Senior Vice President
Capital Markets and Investor Relations
(901) 259-2500

Bill Brewer
Executive Vice President and
Chief Financial Officer
(901) 259-2500

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements about the Company’s business that are not historical facts are “forward-looking statements,” which relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements are based on current expectations. You should not rely on forward-looking statements because the matters that they describe are subject to known and unknown risks and uncertainties that could cause the Company’s business, financial condition, liquidity, results of operations, Core FFO, FFO and prospects to differ materially from those expressed or implied by such statements. Such risks are set forth under the captions “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in EdR's most recent annual report on Form 10-K and quarterly reports on Form 10-Q, and as described in EdR's other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and, except as otherwise may be required by law, the Company undertakes no obligation to update publicly or revise any guidance or other forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by law.

No Offer of Securities

Nothing in this press release shall constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any offer or sale of securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.  Any offering of securities will be made only by means of an applicable prospectus.

Non-GAAP Financial Measures

Funds from Operations (FFO)

As defined by the National Association of Real Estate Investment Trusts ("NAREIT"), FFO represents net income (loss) (computed in accordance with U.S. generally accepted accounting principles ("GAAP")), excluding gains (or losses) from sales of collegiate housing assets and impairment write-downs of depreciable real estate plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. The Company presents FFO available to all stockholders and unitholders because management considers it to be an important supplemental measure of the Company’s operating performance, believes it assists in the comparison of the Company's operating performance between periods to that of different REITs and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their operating results. As such, the Company also excludes the impact of noncontrolling interests, only as they relate to operating partnership units, in the calculation. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from collegiate housing asset dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999, April 2002 and by the October 2011 guidance described above), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties. We believe that net income is the most directly comparable GAAP measure to FFO available to stockholders and unitholders. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions.

The Company also uses core funds from operations, or Core FFO, as an operating performance measure. Core FFO available to stockholders and unitholders is defined as FFO adjusted to exclude the impact of straight-line adjustment for ground leases, gains/losses on extinguishment of debt, transaction costs and noncash fair value adjustments and severance costs. The Company believes that these adjustments are appropriate in determining Core FFO as they are not indicative of the operating performance of the Company’s assets. In addition management uses Core FFO in the assessment of our operating performance and comparison to its industry peers and believes that Core FFO is a useful supplemental measure for the investing community to use in comparing the Company's results to other REITs as most REITs provide some form of adjusted or modified FFO.

Net Operating Income (NOI)

The Company considers NOI to be a useful measure of its collegiate housing operating performance. The Company defines NOI as rental and other community-level revenues earned from our collegiate housing communities less community-level operating expenses, excluding third-party management fees and expenses, third-party development consulting fees and expenses, depreciation, amortization, other operating expense related to noncash adjustments, ground lease expense and impairment charges and including regional and other corporate costs of supporting the communities. Other REITs may use different methodologies for calculating NOI, and accordingly, the Company's NOI may not be comparable to other REITs. The Company believes that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. The Company uses NOI to evaluate performance on a community-by-community basis because it allows management to evaluate the impact that factors such as lease structure, lease rates and resident base, which vary by property, have on the Company’s operating results. However, NOI should only be used as an alternative measure of the Company’s financial performance.

Debt to Gross Assets

Debt to gross assets is defined as total debt, excluding the unamortized deferred financing costs, divided by gross assets, or total assets excluding accumulated depreciation on real estate assets. We also refer to net debt to gross assets. Net debt is defined as total debt, excluding the unamortized deferred financing costs and less cash. We consider debt to gross assets and net debt to gross assets useful to an investor in evaluating our leverage and in assessing our capital structure, because it excludes noncash items such as accumulated depreciation and provides a more accurate depiction of our capital structure. Debt to gross assets and net debt to gross assets should only be used as an alternative measure of the Company's financial performance.

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)

Adjusted EBITDA is defined as GAAP net income excluding: (1) straight line adjustment for ground leases; (2) acquisition costs; (3) depreciation and amortization; (4) loss on impairment of collegiate housing assets; (5) gain on sale of collegiate housing properties; (6) interest expense, net of capitalized interest and interest income; (7) amortization of deferred financing costs; (8) income tax expense (benefit); (9) noncontrolling interests; (10) other operating expense related to noncash adjustments and (11) loss on extinguishment of debt. Management considers Adjusted EBITDA useful to an investor in evaluating and facilitating comparisons of the Company's operating performance between periods and between REITs by removing the impact of the Company's capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from our operating results.

Interest Coverage Ratio

Interest Coverage Ratio is defined as Adjusted EBITDA divided by interest expense, net of capitalized interest. We consider the interest coverage ratio a useful metric for investors as it provides a widely-used measure of our ability to service our debt obligations, as well as compare leverage between REITs.

EdR AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	September 30, 2017	December 31, 2016
	(unaudited)
Assets
Collegiate housing properties, net	$2,453,702	$2,108,706
Assets under development	348,653	289,942
Cash and cash equivalents	47,462	34,475
Restricted cash	6,020	7,838
Other assets	70,242	65,224

Total assets	$2,926,079	$2,506,185

Liabilities and equity
Liabilities:
Unsecured debt, net of unamortized deferred financing costs	$778,309	$454,676
Mortgage and construction loans, net of unamortized deferred financing costs	29,772	62,520
Accounts payable and accrued expenses	181,676	127,872
Deferred revenue	32,479	20,727
Total liabilities	1,022,236	665,795

Commitments and contingencies	—	—

Redeemable noncontrolling interests	55,171	38,949

Equity:
EdR stockholders’ equity:
Common stock, $0.01 par value per share, 200,000,000 shares authorized, 75,751,216 and 73,075,455 shares issued and outstanding as of September 30, 2017 and December 31, 2016, respectively	757	731

Preferred shares, $0.01 par value per share, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Additional paid-in capital	1,849,112	1,802,852
Retained earnings	—	—
Accumulated other comprehensive loss	(2,484)	(3,564)
Total EdR stockholders’ equity	1,847,385	1,800,019
Noncontrolling interests	1,287	1,422
Total equity	1,848,672	1,801,441

Total liabilities and equity	$2,926,079	$2,506,185

EdR AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)
(Amounts in thousands, except per share data)
(Unaudited)

	Three months ended September 30,
	2017	2016
Revenues:
Collegiate housing leasing revenue	$71,085	$61,877
Third-party development consulting services	1,222	778
Third-party management services	858	965
Operating expense reimbursements	2,195	2,605
Total revenues	75,360	66,225

Operating expenses:
Collegiate housing leasing operations	37,076	32,512
Development and management services	5,218	2,716
General and administrative	2,582	2,489
Development pursuit, acquisition costs and severance	238	212
Depreciation and amortization	22,449	22,336
Ground lease expense	3,437	3,224
Other operating income(1)	(1,704)	(1,100)
Reimbursable operating expenses	2,195	2,605
Total operating expenses	71,491	64,994

Operating income	3,869	1,231

Nonoperating (income) expenses:
Interest expense, net of capitalized interest	4,284	3,811
Amortization of deferred financing costs	406	443
Interest income	(17)	(155)
Loss on extinguishment of debt	—	475
Total nonoperating expenses	4,673	4,574

Loss before equity in losses of unconsolidated entities and income taxes	(804)	(3,343)

Equity in losses of unconsolidated entities	(243)	(480)
Loss before income taxes	(1,047)	(3,823)
Less: Income tax (benefit) expense	(416)	84
Net loss	(631)	(3,907)
Less: Net loss attributable to the noncontrolling interests	(476)	(374)
Net loss attributable to EdR	$(155)	$(3,533)

Other comprehensive loss:
Gain on cash flow hedging derivatives	367	1,651
Comprehensive income (loss) attributable to EdR	$212	$(1,882)

Earnings per share information:
Net loss attributable to EdR common stockholders per share – basic and diluted(2)	$(0.01)	$(0.05)

Weighted average share of common stock outstanding – basic and diluted	73,687	73,205

(1) Represents the change in fair value of contingent consideration liabilities associated with our 2016 acquisitions.
(2) The numerator for earnings per share - diluted also includes $0.7 million of accretion of redeemable noncontrolling interests for the three months ended September 30, 2017.

EdR AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Amounts in thousands, except per share data)
(Unaudited)

	Nine months ended September 30,
	2017	2016
Revenues:
Collegiate housing leasing revenue	$221,941	$193,750
Third-party development consulting services	4,193	1,728
Third-party management services	2,634	2,556
Operating expense reimbursements	6,432	6,710
Total revenues	235,200	204,744

Operating expenses:
Collegiate housing leasing operations	96,291	83,567
Development and management services	10,894	7,965
General and administrative	8,724	7,991
Development pursuit, acquisition costs and severance	861	898
Depreciation and amortization	72,808	58,951
Ground lease expense	9,459	8,829
Other operating income(1)	(1,204)	(1,100)
Reimbursable operating expenses	6,432	6,710
Total operating expenses	204,265	173,811

Operating income	30,935	30,933

Nonoperating (income) expenses:
Interest expense, net of capitalized interest	10,374	12,109
Amortization of deferred financing costs	1,185	1,380
Interest income	(66)	(429)
Loss on extinguishment of debt	22	10,611
Total nonoperating expenses	11,515	23,671

Income before equity in earnings (losses) of unconsolidated entities, income taxes and gain on sale of collegiate housing properties	19,420	7,262

Equity in earnings (losses) of unconsolidated entities	141	(617)
Income before income taxes and gain on sale of collegiate housing properties	19,561	6,645
Less: Income tax (benefit) expense	(948)	224
Income before gain on sale of collegiate housing properties	20,509	6,421
Gain on sale of collegiate housing properties	691	23,956
Net income	21,200	30,377
Less: Net loss attributable to the noncontrolling interests	(862)	(414)
Net income attributable to EdR	$22,062	$30,791

Other comprehensive income (loss):
Gain (loss) on cash flow hedging derivatives	1,080	(2,837)
Comprehensive income attributable to EdR	$23,142	$27,954

Earnings per share information:
Net income attributable to EdR common stockholders per share – basic and diluted (2)	$0.27	$0.45

Weighted average share of common stock outstanding – basic	73,606	67,979
Weighted average share of common stock outstanding – diluted (3)	73,820	68,281

(1) Represents the change in fair value of contingent consideration liabilities associated with our 2016 acquisitions.
(2) The numerator for earnings per share - diluted also includes $1.9 million of accretion of redeemable noncontrolling interests for the nine months ended September 30, 2017.
(3) Weighted average shares of common stock outstanding - diluted assumes the conversion of outstanding redeemable Operating Partnership Units and University Towers Operating Partnership Units and shares issuable upon settlement of the forward equity agreements.

EdR AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME (LOSS) TO FFO AND CORE FFO
(Amounts in thousands, except per share/unit data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016

Net (loss) income attributable to EdR	$(155)	$(3,533)	$22,062	$30,791

Gain on sale of collegiate housing assets	—	—	(691)	(23,956)
Real estate related depreciation and amortization	21,911	21,616	71,316	57,424
Equity portion of real estate depreciation and amortization on equity investees	663	700	2,010	2,023
Noncontrolling interests	(227)	(119)	(343)	(1)
Funds from operations ("FFO") available to stockholders and unitholders	$22,192	$18,664	$94,354	$66,281

FFO adjustments:
Loss on extinguishment of debt	—	475	22	10,611
Acquisition costs	—	175	27	413
Change in fair value of contingent consideration liability (1)	(1,704)	(1,100)	(1,204)	(1,100)
Straight-line adjustment for ground leases (2)	1,177	1,182	3,526	3,556
FFO adjustments	(527)	732	2,371	13,480

Core funds from operations ("Core FFO") available to stockholders and unitholders	$21,665	$19,396	$96,725	$79,761

Earnings per share - diluted (3)	$(0.01)	$(0.05)	$0.27	$0.45

FFO per weighted average share/unit (4)	$0.30	$0.25	$1.28	$0.97

Core FFO per weighted average share/unit (4)	$0.29	$0.26	$1.31	$1.17

Weighted average shares/units (4)	73,894	73,468	73,820	68,281

(1) Represents the change in fair value of contingent consideration liabilities associated with our 2016 acquisitions of Hub at Madison and Urbane.
(2) This represents the straight-line rent expense adjustment required by GAAP related to ground leases. As the ground lease terms range from 40 to 99 years, the adjustment to straight-line these agreements becomes material to our operating results, distorting the economic results of the communities.

(3) The numerator for earnings per share - diluted also includes $0.7 million and $1.9 million of accretion of redeemable noncontrolling interests for the three and nine months ended September 30, 2017, respectively.

(4)  FFO and Core FFO per weighted average share/unit were computed using the weighted average of all shares and partnership units outstanding, regardless of their dilutive impact, and the dilutive impact of the ATM Forward.

EdR AND SUBSIDIARIES
2017 GUIDANCE - RECONCILIATION OF GAAP NET INCOME TO FFO and CORE FFO
(Amounts in thousands, except per share/unit data)
(Unaudited)

	Year ending December 31, 2017
	Low End	High End

Net income attributable to EdR	$40,550	$43,550

Real estate related depreciation and amortization	94,000	94,000
Equity portion of real estate depreciation and amortization on equity investees	2,700	2,700
Gain on sale of collegiate housing property	(691)	(691)
Noncontrolling interests	(330)	(330)
Funds from operations ("FFO") available to stockholders and unitholders	$136,229	$139,229

FFO adjustments:
Loss on extinguishment of debt	22	22
Acquisition costs	27	27
Change in fair value of contingent consideration liability (1)	(1,204)	(1,204)
Straight-line adjustment for ground leases (2)	4,700	4,700
FFO adjustments	3,545	3,545

Core funds from operations ("Core FFO") available to stockholders and unitholders	$139,774	$142,774

Earnings per share – diluted (3)	$0.51	$0.55

FFO per weighted average share/unit (4)	$1.83	$1.87

Core FFO per weighted average share/unit (4)	$1.88	$1.92

Weighted average shares/units (4)	74,500	74,500

(1) This represents the fair value adjustment for The Hub at Madison and Urbane's contingent consideration.
(2)  This represents the straight-line rent expense adjustment required by GAAP related to ground leases. As the ground lease terms range from 40 to 99 years, the adjustment to straight-line these agreements becomes material to our operating results, distorting the economic results of the communities.

(3) The numerator for earnings per share - diluted for the Current Guidance also includes $2.6 million of accretion of redeemable noncontrolling interests for the year ended December 31, 2017.
(4) FFO and Core FFO per weighted average share/unit were computed using the weighted average of all shares and partnership units outstanding, regardless of their dilutive impact.

EdR AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

The following is a reconciliation of the Company's GAAP operating income to NOI for three and nine months ended September 30, 2017 and 2016 (in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Operating income	$3,869	$1,231	$30,935	$30,933
Less: Third-party development services revenue	1,222	778	4,193	1,728
Less: Third-party management services revenue	858	965	2,634	2,556
Less: Other operating income	1,704	1,100	1,204	1,100
Plus: Development and management services expenses	5,218	2,716	10,894	7,965
Plus: General and administrative expenses, development pursuit, acquisition costs and severance	2,820	2,701	9,585	8,889
Plus: Ground leases	3,437	3,224	9,459	8,829
Plus: Depreciation and amortization	22,449	22,336	72,808	58,951
NOI	$34,009	$29,365	$125,650	$110,183

The following is a reconciliation of the Company's GAAP net income to Adjusted EBITDA for the trailing twelve months ended September 30, 2017 (in thousands):

	Nine months ended	Plus: Year Ended	Less: Nine Months Ended	Trailing Twelve Months Ended
	September 30, 2017	December 31, 2016	September 30, 2016	September 30, 2017
Net income attributable to common stockholders	$22,062	$44,924	$30,791	$36,195
Straight line adjustment for ground leases	3,526	4,731	3,556	4,701
Acquisition costs	27	619	413	233
Depreciation and amortization	72,808	81,413	58,951	95,270
Loss on impairment of collegiate housing assets	—	2,500	—	2,500
Gain on sale of collegiate housing assets	(691)	(23,956)	(23,956)	(691)
Interest expense, net of capitalized interest	10,374	15,454	12,109	13,719
Amortization of deferred financing costs	1,185	1,731	1,380	1,536
Interest income	(66)	(490)	(429)	(127)
Loss on extinguishment of debt	22	10,611	10,611	22
Income tax (benefit) expense	(948)	684	224	(488)
Other operating (income) expense - change in fair value of contingent consideration liability	(1,204)	1,046	(1,100)	942
Noncontrolling interest	(862)	(220)	(414)	(668)
Adjusted EBITDA	$106,233	$139,047	$92,136	$153,144
Annualize acquisitions, developments and dispositions (1)	—	—	—	16,185
Pro Forma Adjusted EBITDA	$106,233	$139,047	$92,136	$169,329

(1) Pro forma adjustment to reflect all acquisitions, dispositions and development deliveries as if such transactions had occurred on the first day of the period presented.

EdR AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

The following is a reconciliation of our GAAP total debt to gross assets as of September 30, 2017 and December 31, 2016 (dollars in thousands):

	September 30, 2017		December 31, 2016
Unsecured debt, excluding unamortized deferred financing costs of $3,191 and $2,824 as of September 30, 2017 and December 31, 2016, respectively	$781,500		$457,500
Mortgage and construction loans, excluding unamortized deferred financing costs of $56 as of December 31, 2016	29,772		62,576
Total debt, excluding unamortized deferred financing costs	811,272		520,076
Less: Cash	47,462		34,475
Net debt	$763,810		$485,601

Total assets	$2,926,079		$2,506,185
Accumulated depreciation(1)	363,412		315,634
Gross assets	$3,289,491		2,821,819

Debt to gross assets	24.7%		18.4%
Net debt to gross assets(4)	23.6%		17.4%

Interest coverage (TTM)(2)	11.2	x	9.0	x
Net debt to EBITDA - Adjusted (TTM)(3)	3.0	x	1.7	x

(1) Represents accumulated depreciation on real estate assets.
(2) Equals the trailing twelve month Adjusted EBITDA of $153.1 million divided by interest expense, net of capitalized interest of $13.7 million. See page 19 for reconciliation of Adjusted EBITDA.
(3) Net Debt to EBITDA - Adjusted is calculated to normalize the impact of non-income producing construction debt. In the calculation, Net Debt is total debt (excluding the unamortized deferred financing costs) less cash and excludes non income-producing debt related to assets under development at time of calculation. EBITDA is Proforma Adjusted EBITDA, which includes proforma adjustments to reflect all acquisitions, development deliveries and dispositions as if such had occurred at the beginning of the 12 month period being presented.

(4) Gross assets used in the net debt to gross assets calculation excludes $47.5 million cash on hand at September 30, 2017.